Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES FIRST QUARTER
FISCAL 2009 RESULTS
MINNEAPOLIS, Minn. — Feb. 5, 2009 — SoftBrands, Inc. (NYSE Alternext: SBN), a global supplier of enterprise application software, today announced its financial results for the first quarter ended Dec. 31, 2008.
Revenues for first quarter fiscal 2009 increased 14.8 percent to $25.6 million, compared with $22.2 million in the prior year first quarter. Excluding the effect of changes in foreign currency exchange rates, or on a constant currency rate basis, first quarter fiscal 2009 non-GAAP revenues would have been $26.7 million.
License revenue was 26.4% of total revenues in the current quarter, compared with 13.5% in first quarter fiscal 2008. Maintenance revenue was 50.7% of total revenues in the current quarter, compared with 61.0% of revenues in first quarter fiscal 2008. Professional services revenue was 19.2% of total revenues in the quarter, compared with 22.1% in the prior year quarter.
SoftBrands reported operating income of $2.4 million in the first quarter of fiscal 2009, compared with an operating loss of $(1.2) million in the fiscal 2008 first quarter. The company reported net income available to common shareholders of $1.6 million, or $0.03 per diluted share, compared with a net loss available to common shareholders of $(0.8) million, or $(0.02) per diluted share, for first quarter fiscal 2008. Changes in foreign currency exchange rates were beneficial to the company’s operating expenses and as a result, the impact to first quarter fiscal 2009 operating income was minimal. First quarter fiscal 2009 net income includes income from discontinued operations of $0.4 million, or $0.01 per diluted share.
“SoftBrands posted a strong first quarter, despite the negative impact of foreign currency rate fluctuations on our revenues and weakness in the Large Enterprise portion of our SAP Business,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “Our Hospitality business grew its revenues more than 50 percent compared to the prior year, benefitting from large projects underway for the Air Force and Red Roof Inns. Despite the current economy and its potential impact on revenue growth, we remain committed to improving our profitability.”

In the company’s manufacturing business, first quarter fiscal 2009 revenues were $10.7 million, compared with $12.6 million in first quarter fiscal 2008. On a constant foreign currency basis, Manufacturing first quarter fiscal 2009 non-GAAP revenues would have been $11.2 million. First quarter fiscal 2009 operating income in manufacturing was $1.1 million, compared with $2.3 million in the prior year’s first quarter. In the fiscal 2009 quarter the company exited an OEM relationship, which reduced operating income by $0.3 million.
“As we had indicated last quarter, the Large Enterprise portion of our Manufacturing business is the most affected by the current economic environment, as large corporations delay or forego projects. The channel portion of our SAP business delivered satisfactory results in the first quarter,” said Tofteland.
In the company’s hospitality business, first quarter fiscal 2009 revenues were $14.9 million, compared with $9.7 million in the prior year’s first quarter. On a constant foreign currency basis, Hospitality first quarter fiscal 2009 non-GAAP revenues would have been $15.4 million. In first quarter fiscal 2009 SoftBrands’ hospitality business posted operating income of $1.3 million, compared with an operating loss of $(3.5) million in the prior year’s first quarter.
“Our hospitality business delivered excellent results in the first quarter, primarily due to the success we have had in signing key government contracts,” said Tofteland. “Given the slowdown we are seeing in the commercial side of the business, we are tightly controlling our expenses in order to improve the profitability of our Hospitality business.”
From a geographic perspective, 72% of revenues were generated in the Americas in the quarter; 16% in the EMEA region; and 12% in the Asia Pacific region. This compares to a respective mix of 60%, 24% and 16% in the prior year’s quarter.
All financial results should be considered preliminary pending the company’s filing of its quarterly report on Form 10-Q.
Cash and Liquidity
As of Dec. 31, 2008, SoftBrands had $10.9 million in cash and cash equivalents, compared with $11.9 million at the end of the previous quarter. SoftBrands’ total current assets, which include accounts receivable, increased to $40.6 million from $38.4 million at the end of the previous quarter. Deferred revenue was $21.1 million at the end of the first quarter, a decrease from $21.5 million at the end of the previous quarter.

Effect of Changes in Foreign Currency Exchange Rates
This press release contains information excluding the effect of changes in foreign currency exchange rates on revenues, which is a non-GAAP measure. The strengthening of the U.S. dollar during first quarter fiscal 2009 negatively impacted our reported GAAP revenues. The references excluding the effect of changes in foreign currency exchange rates are calculated on the basis of exchange rates in first quarter fiscal 2009 being constant with the rates in first quarter fiscal 2008. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by providing the ability to make more meaningful period-to-period comparisons of the company’s ongoing operating results.
Conference Call
SoftBrands will hold its first quarter earnings conference call at 5:00 pm Eastern Time today, Feb. 5, 2009. Interested parties may listen to the call by dialing 866-788-0538 or international 857-350-1676 (passcode: 93980534) A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Feb. 12, 2009. The replay number is 888-286-8010 and international 617-801-6888 (passcode:14382284). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including, but not limited to, the following:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our reliance on revenues from large hospitality customers;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs; and

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	December 31,	September 30,
	2008	2008
(In thousands, except share and per share data)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$10,857	$11,948
Accounts receivable, net	24,730	21,665
Prepaid expenses and other current assets	5,012	4,791

Total current assets	40,599	38,404
Furniture, fixtures and equipment, net	1,880	2,095
Goodwill	35,309	35,591
Intangible assets, net	3,636	4,346
Other long-term assets	229	425

Total assets	$81,653	$80,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,360	$3,407
Revolving loan	8,076	7,782
Accounts payable	4,431	5,194
Accrued expenses	6,813	7,652
Deferred revenue	21,127	21,500
Other current liabilities	3,162	2,642

Total current liabilities	46,969	48,177
Long-term obligations	11,857	12,667
Other long-term liabilities	496	487

Total liabilities	59,322	61,331

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends of $0	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends of $0	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 44,325,827 and 41,931,386 shares issued and outstanding, respectively	443	419
Additional paid-in capital	175,279	174,348
Accumulated other comprehensive loss	(1,144)	(939)
Accumulated deficit	(180,366)	(182,417)

Total stockholders’ equity	22,331	19,530

Total liabilities and stockholders’ equity	$81,653	$80,861

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended
	December 31,
	2008	2007
(In thousands, except per share data)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$6,739	$2,997
Maintenance and support	12,944	13,564
Professional services	4,906	4,926
Third-party software and hardware	963	762

Total revenues	25,552	22,249

Cost of revenues:
Software licenses	1,090	588
Maintenance and support	3,833	4,005
Professional services	4,290	4,113
Third-party software and hardware	898	732

Total cost of revenues	10,111	9,438

Gross profit	15,441	12,811

Operating expenses:
Selling and marketing	4,009	4,952
Research and product development	4,028	3,759
General and administrative	4,979	5,310
Restructuring related charges	—	25

Total operating expenses	13,016	14,046

Operating income (loss)	2,425	(1,235)

Interest expense	(345)	(492)
Other income (expense), net	36	357

Income (loss) from continuing operations before provision for (benefit from) income taxes	2,116	(1,370)

Provision for (benefit from) income taxes	427	(1,037)

Income (loss) from continuing operations	1,689	(333)

Income from discontinued operations, net of tax	362	—

Net income (loss)	2,051	(333)

Preferred stock dividends	(491)	(491)

Net income (loss) available to common shareholders	$1,560	$(824)

Weighted-average common shares outstanding:
Basic	46,294	41,419

Diluted	46,391	41,419

Basic and diluted earnings (loss) per common share:
Continuing operations	$0.02	$(0.02)
Discontinued operations	0.01	—

Net income (loss)	$0.03	$(0.02)

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended December 31,
	2008		2007		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$10,654	$1,139	$12,560	$2,299	-15.2%	-50.5%
Hospitality	14,898	1,286	9,689	(3,534)	53.8%	136.4%

Total	$25,552	$2,425	$22,249	$(1,235)	14.8%	296.4%

Revenues by Segment and Type

	Three Months Ended December 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,089	$5,650	$6,739	$1,527	$1,470	$2,997
Maintenance and support	7,598	5,346	12,944	8,096	5,468	13,564
Professional services	1,882	3,024	4,906	2,822	2,104	4,926
Third-party software and hardware	85	878	963	115	647	762

Total	$10,654	$14,898	$25,552	$12,560	$9,689	$22,249

Revenues by Segment and Geography

	Three Months Ended December 31,
	2008			2007
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$6,609	$11,757	$18,366	$7,594	$5,778	$13,372
Europe, Middle East and Africa	2,646	1,383	4,029	3,349	1,944	5,293
Asia Pacific	1,399	1,758	3,157	1,617	1,967	3,584

Total	$10,654	$14,898	$25,552	$12,560	$9,689	$22,249